HUGHES NETWORK SYSTEMS, LLC
LONG-TERM CASH INCENTIVE RETENTION PROGRAM

May 7, 2008

HUGHES NETWORK SYSTEMS, LLC
LONG-TERM CASH INCENTIVE RETENTION PROGRAM

This Hughes Network Systems, LLC Long-Term Cash Incentive Retention Program (the “Plan”) amends and restates the Hughes Network Systems, LLC Long Term Cash Bonus Incentive Program dated as of April 22, 2005, for eligible employees of Hughes Network Systems, LLC (the “Company”) and its subsidiaries.  The plan is a long-term cash incentive retention program designed to compensate a select group of significant contributors chosen by the Company after a four-year performance period.

•	Definitions. Certain capitalized terms not otherwise defined herein shall have the definitions ascribed to such terms in Appendix A attached hereto.

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Administration.  The Company has the full power, authority and discretion to construe, interpret and administer the Plan.  Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Company.  The Company may delegate authority to its Senior Vice President of Human Resources and Administration in respect to the day-to-day administration of the Plan, including, but not limited to, the following:

(a)	administrative, nondiscretionary functions with respect to documentation, record keeping and implementation,
(b)	the enforcement of the terms of the Plan or of rights and obligations of the participants and the Company under the Plan or under agreements entered into pursuant to the Plan

•	Participation. Subject to such additional limitations or restrictions as the Company may impose, the term “employees” shall mean:

o	persons who are employed by the Company or any subsidiary thereof.

For purposes of the Plan, the term “subsidiary” means:

o	a corporation in which the Company owns, directly or indirectly, capital stock having ordinary voting power to elect a majority of the board of directors, or

o	any unincorporated entity in which the Company can exercise, directly or indirectly, comparable control.

The Company may determine the following:

o	when, and under what circumstances, an employee shall be included as a Participant in the Plan,

o	when, and under what circumstances, any individual has terminated employment for purposes of the Plan, and

o	the extent to which the term “employees” includes former employees and any beneficiaries thereof.

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Long Term Cash Incentive Bonus.  Subject to the terms and conditions of the Plan, each Participant who remains continuously employed by the Company through the Vesting Date shall be entitled to receive the long term incentive bonus in the amount set forth in such individual’s participation notice (the “Incentive Bonus”), provided the Company successfully attains its Adjusted EBITDA goal of $150 million in 2008.  Subject to the terms and conditions of the Plan, in the event the Company attains Adjusted EBITDA for 2008 of less than its goal of $150 million but at least 85% of its goal ($127.5 million), then at least 10% of the Incentive Bonus would be payable.  The percentage of Incentive Bonus payable would increase lineraly from 10% to 100% as the percentage of Adjusted EBITDA attained increases lineraly from 85% to 100% of the Adjusted EBITDA goal.  A few examples are set forth in the following chart:

% of Adjusted EBITDA Achieved	$ Adjusted EBITDA Achieved	% of Incentive Bonus Payment
85%	$127.5M	10%
90%	$135M	40%
95%	$142.5M	70%
100%	$150M	100%

All payments of an Incentive Bonus (in full or in part) shall be made in the form of a lump-sum cash award on the Vesting Date or as soon as practicable thereafter, but in no event more than 30 days after the Vesting Date.  No Incentive Bonus shall be payable in the event the Company's Adjusted EBITDA for 2008 is less than $127.5 million.

•	Termination of Employment.

a)
Voluntary Termination Before Vesting Date.  If prior to the Vesting Date a Participant retires or voluntarily terminates his or her employment, or his or her employment ceases for any reason or circumstance not identified in (b) or (c) below, the Participant shall not have any right to receive any portion of the long-term cash award.

b)
Termination due to death or layoff.  If the Company or a subsidiary thereof terminates a Participant other than for cause, or the Participant dies, in each case prior to December 31, 2008, the Participant does not have any right to receive any portion of the long-term cash award.  If the Company or a subsidiary thereof terminates a Participant other than for cause, or the Participant dies, in each case after December 31, 2008, the Participant shall be entitled to receive the Incentive Bonus (or percentage thereof payable in accordance with the foregoing), payable in the form of a lump-sum cash payment as soon as practicable on or about the date on which Incentive Bonuses (or portions thereof) are paid to Participants who remain employed by the Company, provided the Company successfully attains Adjusted EBITDA for 2008 in an amount sufficient to cause payment of part or all of the Incentive Bonus.

c)
Dismissal for Cause.  If the Company or a subsidiary thereof dismisses a Participant for cause prior to the Vesting Date, the Participant will forfeit the entire Incentive Bonus as of the date of such termination of employment.  Such Participant will not receive any consideration in respect of the cancellation of the Incentive Bonus.

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No Right To Continued Employment.  Nothing contained in the Plan shall (i) confer upon any participant any right to continue in the employ of the Company, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company to terminate a Participants employment at any time, with or without cause, or (iv) affect in any way a Participant’s rights under any plan or agreement with the Company, including, without limitation, any employment or severance agreement between the Participant and the Company.

•	Taxes. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

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Unsecured General Creditors.  Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

•	Effective Date. The effective date of the Plan is April 22, 2005.

Appendix A

DEFINITIONS

“Company” means Hughes Network Systems, LLC and its subsidiaries.

“Adjusted EBITDA” means EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude certain adjustments consistent with the definitions used in calculating the Company's covenant compliance under its credit agreements and bond indenture.

“Incentive Bonus” means a right granted to an eligible employee to receive the long-term incentive compensation subject to the terms of the Plan.

“Participant” means an employee designated by the Company as a participant in the Plan.

“Vesting Date” means the four year anniversary of the Effective Date.